Exhibit 99.1

UTSTARCOM RELEASES PRELIMINARY FOURTH QUARTER 2005 FINANCIAL RESULTS

Fourth Quarter Revenues of $685.5 Million, Gross Margins of 12.1%, and Loss Per Share of ($0.17)

Positive Cash Flow from Operations of Approximately $126 Million in the Fourth Quarter

ALAMEDA, Calif., February 9, 2006 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today reported preliminary financial results for the fourth quarter of 2005. The Company also announced that its Audit Committee has initiated an investigation surrounding the circumstances of a specific contract in India signed in 2002.

The Company will conduct a conference call today, Thursday, February 9, to discuss these results. The call will take place at 1:30pm PST/4:30pm EST. (Please see Conference Call section below for dial-in information).

“We are pleased that our initial results for the fourth quarter are in-line with, and in some cases are better than, our guidance for the quarter,” stated Fran Barton, executive vice president and chief financial officer of UTStarcom. “We are also pleased with the continued improvements to the balance sheet and the strong cash flow we generated from operations.”

Investigation:

At the request of the UTStarcom management team, the Audit Committee of the Board of Directors of the Company has initiated an investigation by independent counsel with regard to the circumstances surrounding the premature recognition of revenue on a contract with a customer in India, and other related issues. The Company recognized approximately $22 million in revenue on the contract, with total gross margin of less than one million dollars. This revenue was recognized during several of the quarters from 2003 through 2005. At the conclusion of this investigation, the Audit Committee will assess the findings, and will evaluate the materiality of any adjustments to determine if previously issued financial statements need to be adjusted.

Preliminary Results (before adjustments, if any):

Sales:

Net sales for the fourth quarter of 2005 were $685.5 million, above Company guidance. Fourth quarter sales include $40 million in revenue related to the Softbank BB IPTV contract.

Gross Profit Margin:

Consolidated gross profit margin for the fourth quarter was 12.1%, at the low end of Company guidance due to additional inventory and warranty reserves taken in the quarter.

Operating Expenses:

Total operating expenses for the fourth quarter were $142.3 million. Included in this total are restructuring costs of approximately $11 million, as well as a benefit from the reduction in the Company’s allowance for bad debt. Approximately $12 million of this benefit resulted from strong collections on previously reserved accounts receivable balances, and a further benefit of $8 million was due to updated estimates on the remaining balances outstanding.

Net Interest and Other Income/Expense:

Net Interest and Other Income for the fourth quarter was approximately $40 million, which is primarily attributed to a gain recorded on the sale of the Company’s stake in the Softbank China Fund.

Income Tax Expense:

Income tax expense for the fourth quarter was approximately $2.5 million.

Net Loss/LPS:

Our net loss for the fourth quarter was $20.6 million, or ($0.17) per share, inclusive of all one-time charges and gains.

Key Balance Sheet Items (as of December 31, 2005):

•                  Cash and short-term investments: $658.9 million.

•                  Accounts receivable: $525.1 million.

•                  Day sales outstanding: approximately 69 days.

•                  Total Inventory, (including deferred costs/Inventories at customer sites under contracts):  $625.4 million.

•                  Inventory turns: approximately 3.7

•                  Total debt: $473.7 million.

Cash Flow:

•                  Cash generated from operations during the fourth quarter of 2005:  approximately $126 million.

The preliminary results reported above are subject to finalization pending the completion of the Company’s aforementioned investigation and will be reported in the Company’s Annual Report on Form 10-K.

Consolidated First Quarter 2006 Guidance

Total Revenues:	Approximately $505-$535 million
Gross Profit Margin:	Total Company: 12-14%
Operating Expenses:	Approximately: $145 million, including approximately $6.3 million in expenses associated with stock options

GAAP EPS:  Loss of approximately ($0.65) to ($0.75)About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the anticipated results for net sales, consolidated gross profit margin, operating expenses, including the amount of restructuring costs and allowance for bad debt, net interest and other income, income tax expense, net loss and loss per share, and cash generated from operations for the fourth quarter of 2005, the expectation that results for the fourth quarter of 2005 are in-line with, and in some cases are better than, the Company’s guidance previously given for the quarter, the anticipated cash and short term investments, accounts receivable, days sales outstanding, total inventory, inventory turns and total debt as of December 31, 2005, the anticipated timing and results of the Audit Committee’s investigation of a contract in India and the manner of reporting results related to such contract by the Company, and the guidance provided with respect to anticipated total revenues, gross profit margin, operating expenses, including expenses associated with stock options, and GAAP loss per share for the first quarter of 2006. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially, including possible accounting entries and adjustments that may be made to the Company’s financial statements as part of the close of the books for the quarter and year ended December 31, 2005 and/or in connection with the review of a contract. These risk factors also include rapidly changing technology, the changing nature of global telecommunications markets, the termination of significant contracts and/or strategic relationships, the direction and results of future research and development efforts, evolving product and applications standards, reduction or delays in system deployments, product transitions, potential non realization of backlog, changes in demand for and acceptance of the Company’s products, general adverse economic conditions, and trends and uncertainties such as changes in government regulation and licensing requirements. The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

(510) 749-1560

Press Contact

Stephanie Gallagher

Engage PR

(510) 748-8200, x213

stephanie@engagepr.com